EXHIBIT 23

     We consent to incorporation by reference in the registration statements (Nos. 333-93785, 333-94301 and 333-89644) on Forms S-8 of Donegal Group Inc. of our report dated June 9, 2004, relating to the financial statements and supplemental schedule of the Donegal Mutual Insurance Company 401(k) Plan as of December 31, 2003 and for the year then ended, which reports are incorporated by reference or appear in the December 31, 2003 annual report on Form 11-K of Donegal Mutual Insurance Company 401(k) Plan.

/s/ McKONLY & ASBURY, LLP

Harrisburg, Pennsylvania
June 9, 2004

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